Exhibit 10. (f)

FLEETBOSTON FINANCIAL CORPORATION

AND ITS SUBSIDIARIES

MANAGEMENT INCENTIVE PLAN

1. Purpose. The purpose of the FleetBoston Financial Corporation and its Subsidiaries Management Incentive Plan (the “Plan”) set forth herein is to establish a corporate-wide incentive/bonus plan to reward certain employees of FleetBoston Financial Corporation (the “Company”) and its Participating Subsidiaries for job performance during the applicable Performance Year.

2. Definitions. Except where the context otherwise indicates, as used herein:

2.1. Board of Directors or Board means the Board of Directors of the Company.

2.2. Bonus Pool means the pool established for a Performance Year pursuant to Section 4.2.

2.3. Change in Control means:

(a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, of 25% or more of the Outstanding Company Common Stock shall not constitute a Change in Control; and provided, further that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition of the Outstanding Company Common Stock, shall not constitute a Change in Control; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Anything in the Plan to the contrary notwithstanding, if an event that would, but for this paragraph, constitute a Change in Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a corporation or other entity in which the Eligible Employee has a greater than ten percent (10%) direct or indirect equity interest, such event shall not constitute a Change in Control as to that Eligible Employee.

2.4. CEO means the Chairman and Chief Executive Officer of the Company.

2.5. Committee means the Human Resources Committee.

2.6. Eligible Employee means, for a Performance Year, any employee of the Company or any of the Participating Subsidiaries (excluding any employee who is eligible to participate in the Company’s Performance-Based Bonus Plan for Named Executive Officers in

any Performance Year or, in the event of a Change in Control, in the Performance Year preceding the Performance Year in which the Change in Control occurs) who is determined by the CEO, at the beginning of a Performance Year, to be eligible to be considered for the grant of a Performance Award under the Plan, provided that, from time to time during the Performance Year, Human Resources shall update the list of Eligible Employees to take into account newly eligible employees of the Company or any Participating Subsidiary and departures of Eligible Employees from the Company or any Participating Subsidiary.

2.7. Human Resources means the Corporate Compensation Department of the Corporate Human Resources function of the Company.

2.8. Participating Subsidiary means a corporation or other entity in which the Company owns, directly or indirectly or has the power to vote or cause to be voted, stock or other ownership interest representing more than 50 percent of the total combined voting power of such entity and which has been approved for participation in the Plan by the CEO.

2.9. Performance Award means the award for a Performance Year, if any, determined under Section 5 for an Eligible Employee under the Plan.

2.10. Performance Year means each fiscal year of the Company while the Plan is in effect.

3. Administration

3.1. Authority to Administer and Interpret the Plan and Adopt Policy or Delegate Authority. The Plan shall be administered by Human Resources. The CEO shall have the power to interpret the Plan and to adopt, amend and repeal rules, guidelines and practices governing the Plan as the CEO shall from time to time deem advisable. The CEO may delegate all or any part of his responsibilities and powers to an appropriate Human Resources executive, and any such delegation may be revoked by the CEO at any time. All decisions, determinations and interpretations made by the CEO or any appropriately delegated Human Resources executive shall be final conclusive and binding on all persons, including the Company, the Participating Subsidiaries, any Eligible Employee and any person claiming under or through an Eligible Employee.

3.2. Approvals by the Board of Directors and the Committee. Any matter under the Plan that is required by applicable law or the Company’s Charter or By-laws to be adopted or approved by the Board of Directors shall generally be submitted to the Board of Directors after the Committee has approved such matter. Any matter under the Plan that is required by applicable law or the Company’s Charter or By-laws or the terms of the Plan to be adopted or approved by the Committee shall generally be submitted to the Committee after the approval of the CEO upon the recommendation of Human Resources.

4. Determination of the Bonus Pool

The Performance Awards under the Plan will be allocated from the Bonus Pool determined in accordance with Sections 4.1 through 4.5 of the Plan.

4.1. Procedures Relating to Determination of the Bonus Pool. The CEO, upon recommendation of Human Resources, shall establish the appropriate business targets, performance measures or other performance factors to be used to determine the Bonus Pool for a Performance Year, which targets, measures and factors may take into account or be based on such items as the Company’s return on equity or net income and any relevant corporate events (for example, acquisitions, the management of nonperforming assets and extraordinary events).

4.2. Determination of the Bonus Pool. The Bonus Pool available for a Performance Year shall be determined by Human Resources and approved by the CEO, giving due regard to the accomplishment of the business targets, performance measures and other factors or events established or taken into account pursuant to Section 4.1.

4.3. Responsibilities of Finance. As soon as practicable after the end of a Performance Year, the Finance Group of the Company will provide Human Resources with an assessment of the Company’s performance relative to the business targets, performance measures and other factors or events (to the extent such an assessment is practicable) established or taken into account in accordance with Section 4.1 for such Performance Year. The Finance Group will also provide Human Resources with pertinent financial information (which may include calculations of net income, earnings per share and return on equity and information on capital adequacy, asset quality and market perception) for the Performance Year and to the extent requested by the CEO or Human Resources any prior fiscal year of the Company, as well as for any unusual or nonrecurring items of income or expense in the Performance Year.

4.4. Responsibilities of Human Resources and the CEO. After receiving the information and calculations referred to in Section 4.3, Human Resources will compare the Company’s performance relative to the achievement of the business targets, performance measures and other factors or events (to the extent such a comparison is practicable) established pursuant to Section 4.1 for such Performance Year, and taking into account competitive bonus data from market surveys, will determine the amount of the Bonus Pool for the Performance Year. Human Resources will then present to the CEO for his approval the recommended amount of the Bonus Pool, along with any relevant supporting data relating to the Company’s achievement of the business targets, performance measures and other factors or events established or to be taken into account pursuant to Section 4.1 for such Performance Year.

4.5. Allocation of the Bonus Pool. The Bonus Pool shall be allocated to the business division and administrative groups of the Company and the Participating Subsidiaries by the CEO, in his sole discretion.

5. Determination and Approval of Performance Awards

5.1. Determination of Performance Awards. During the first quarter of the year following the Performance Year just completed, the CEO and Human Resources will prepare a schedule indicating (i) the name of each Eligible Employee who is proposed to be allocated an award for the Performance Year just completed and (ii) his or her Performance Award, if any, for the Performance Year just completed. In making a recommendation concerning whether a Performance Award for a Performance Year will be made to an Eligible Employee, and, if so, in determining the amount of such award, consideration shall be given to one or more of the following factors: (A) the level of responsibility of the Eligible Employee, (B) the personal contribution to the Company and/or the Participating Subsidiary made by the Eligible Employee during that Performance Year, (C) the performance of the Company and/or the business group or unit in which the Eligible Employee worked during that Performance Year, (D) any minimum, maximum or average award guidelines established by Human Resources for that Performance Year, (E) market practice bonus levels for comparable positions (to the extent available) and (F) such other considerations as the CEO, Human Resources and/or senior management of the applicable business group, division or unit deem appropriate, which may include risk management, expense management, audit issues, diversity, customer satisfaction, etc. In making such recommendations, the CEO and Human Resources shall have discretion to allocate up to as much as all, and as little as none, of such Bonus Pool to any Eligible Employee.

5.2. Approval of Performance Awards. After all the steps contemplated in Section 5.1 have been completed, the CEO shall approve the schedule of those Eligible Employees who have been allocated a Performance Award for the Performance Year and the amount of the Performance Award for each, except that to the extent required by applicable law or the Company’s Charter and By-laws, the Committee shall approve the amount of the Performance Awards, if any, for those senior executives of the Company and the Participating Subsidiaries so designated by it from time to time. Performance Awards may be approved by the CEO or the Committee, as the case may be, for up to as many as all, or as few as none, of the persons listed on the schedule of Eligible Employees, and Performance Awards shall be in such amounts as the CEO or the Committee, respectively, approve in its sole discretion.

5.3. Undistributed Amounts. The aggregate Performance Awards approved in a Performance Year may be less than all of the total amount of the Bonus Pool for a Performance Year, and, with respect to any business unit or division or administrative group of the Company or a Participating Subsidiary, may be less than the portion of the Bonus Pool allocated thereto pursuant to Section 4.5. The undistributed amount in the Bonus Pool or any portion of the Bonus Pool allocated pursuant to Section 4.5 shall be part of the general funds of the Company and need not be used for compensatory purposes in that Performance Year or any other.

5.4. Announcement, Timing and Form of Performance Awards. Performance Awards shall be announced orally in the year following the Performance Year to which the Performance Awards relate, as soon as reasonably practicable after the amount of the Performance Awards have been approved by the CEO or the Committee, as the case may be, and shall be paid no later than the last day of the first calendar quarter immediately following the end of the applicable Performance Year. No Eligible Employee shall be entitled to any Performance

Award under the Plan, unless he or she remains actively employed by the Company as of the date of the payment of the Performance Award. In the sole discretion of the Company exercised in accordance with the terms of the FleetBoston Financial 1996 Long-Term Incentive Plan, as amended from time to time (including any successor to that plan, the “Stock Plan”), Performance Awards may be made entirely in cash or partly in cash and partly in the form of Company restricted stock, stock options or other stock-based awards (the aggregate portion of any Performance Award that is paid in any such stock-related form being herein referred to as the “Stock Portion”). The Stock Portion of any Performance Award shall be made under and subject to the terms of the Stock Plan and shall be valued as of the grant date of such Stock Portion for purposes of the Performance Award by the Company in its discretion (consistent with the valuation methodology used in determining the value of awards under the Stock Plan), which valuation shall be final and binding on all Eligible Employees.

5.5. Performance Awards Available Under Special Circumstances. In the sole discretion of the CEO or the Committee, as the case may be, Performance Awards (or portions thereof) may be made to an Eligible Employee (or his or her beneficiary in the event of his or her death during a Performance Period), if the employee is an Eligible Employee during a Performance Year and during that Performance Year: (i) dies or becomes totally and permanently disabled (as determined by the Company); (ii) ceases employment due to a normal retirement or a qualified early retirement, in accordance with the provisions of any tax-qualified pension or retirement plan of the Company or any of the Participating Subsidiaries in which such Eligible Employee is a participant; (iii) is on a leave of absence from the Company or any of the other Participating Subsidiaries, which leave is specifically approved at any time by Human Resources for purposes of receiving all or a portion of a Performance Award under the Plan; or (iv)

terminates service, which termination is specifically approved at any time by Human Resources for purposes of receiving all or a portion of a Performance Award under the Plan. Under this Section 5.5, Performance Awards for the Performance Year may be made in such amounts as the CEO or the Committee, as the case may be, deems appropriate under the circumstances.

5.6. Performance Awards Upon a Change in Control. (a) Performance Awards for the Performance Year Completed Prior to the Change in Control. Notwithstanding any other provision of the Plan to the contrary, no later than the last day of the calendar quarter immediately following the calendar quarter in which the Change in Control occurs, the Company shall pay to each employee who was an Eligible Employee for the Performance Year completed prior to the Change in Control, a lump sum amount in cash equal to any unpaid Performance Award previously awarded to the Eligible Employee under the Plan with respect to the completed Performance Year preceding such Change in Control.

(b) Performance Awards for the Performance Year of the Change in Control. Notwithstanding any other provision of the Plan to the contrary, the Company shall pay to each employee, who is an Eligible Employee for the Performance Year in which the Change in Control occurs (as determined by the CEO immediately prior to the Change in Control), a pro-rata Performance Award, in respect of the portion of the Performance Year elapsed from the first day of such Performance Year through the date such Change in Control occurs, in an amount, if any, determined in the sole discretion of the CEO (immediately prior to the Change in Control) consistent with the Performance Award determination and allocation procedures set forth in the Plan. Any such pro-rata Performance Award shall be paid in cash no later than the last day of the calendar quarter immediately following the calendar quarter in which the Change in Control occurs.

(c) No Duplication. In the event an Eligible Employee is or becomes entitled to receive a pro-rata Performance Award upon a Change in Control under this Plan and a pro-rata annual bonus award pursuant to the terms of any change in control or severance or other similar agreement or plan that the Eligible Employee is a party to or participates in, such Eligible Employee shall not be entitled to receive duplicate amounts in respect of annual bonus for the year in which the Change in Control occurs with respect to the same period of service, and any pro-rata annual bonus amount payable under Section 5.6(b) or the applicable section of such other agreement or plan, as the case may be, shall reduce the pro-rata bonus amount payable under the applicable section of such other agreement or plan or Section 5.6(b), as the case may be.

6. Modifications and Termination

6.1. In General. The Board of Directors or the Committee may, upon the recommendation of the CEO, amend, modify, suspend or terminate in whole or in part, and, if suspended or terminated, may reinstate, any or all of the provisions of the Plan from time to time or repeal the Plan entirely or direct the discontinuance of granting Performance Awards hereunder, either temporarily or permanently. Notwithstanding the foregoing, after a Change in Control no amendment, modification, suspension or termination that is materially adverse to Eligible Employees shall be made.

6.2. Effect on Previously Granted Performance Awards. Amendment, suspension or termination of the Plan shall have no effect on the terms and conditions of Performance Awards allocated for a completed Performance Year, if the Eligible Employee has previously received notification of such award.

7. General Provisions

7.1. Employment Rights. Neither the designation of any person as an Eligible Employee for a Performance Year, nor the grant of a Performance Award hereunder to any person shall give such person any right to be retained in the employ of the Company or any of the Participating Subsidiaries or any rights with respect to any other Performance Years.

7.2. Non-Entitlement to a Performance Award. The fact that a person is in a salary grade or salary level of employees generally eligible for a Performance Award shall not constitute entitlement to a Performance Award for any Performance Year. The establishment of the Bonus Pool with respect to any Performance Year and/or the allocation of the Bonus Pool pursuant to Section 4.5 shall not entitle any employee, whether or not an Eligible Employee, to a Performance Award or a portion of any such pools in any Performance Year.

7.3. Assignment, Pledge, etc., Prohibited. Except to the extent otherwise specifically provided in the Plan, no payment of a Performance Award pursuant to the Plan, shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, hypothecate, encumber or charge the same shall be void.

7.4. Other Plans Not Prohibited. The Plan is not intended to and shall not preclude the establishment or operation by the Company or any of its subsidiaries, or the grant, award or payment by the Company or any of its subsidiaries of any right, benefit or amount under any thrift, savings, investment, stock purchase, stock option, profit sharing, pension, retirement, medical, life or other insurance, or other non-bonus benefit or incentive plan, arrangement or award for any employee, whether or not such employee is at the same time an Eligible Employee under the Plan. Any such plan, arrangement or award, other than the Plan, referred to in this

Section 7.4 may be established and payments made thereunder independent of and in addition to the Plan.

7.5. Awards Not Considered Salary. Unless specifically provided in any other plan maintained or sponsored by the Company or any of its subsidiaries, the amounts of Performance Awards under the Plan shall not be included in calculations of salary, compensation or earnings for the purpose of determining retirement or pension benefits, insurance benefits or any other benefit plan computations.

7.6. Unfunded Plan Status. This Plan is intended to be an unfunded plan. All payments pursuant to the Plan shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Eligible Employee or other person shall have under any circumstances any interest in any particular property or assets of the Company or its subsidiaries as a result of being an Eligible Employee under the Plan.

7.7. Tax Withholding. Awards payable under the Plan shall be subject to all applicable employment and income tax withholding.

7.8. Governing Law. The Plan and all actions taken hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

7.9. Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

FleetBoston Financial Corporation

By	/S/ M. ANNE SZOSTAK
M. Anne Szostak
Executive Vice President and Director of Human Resources

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